                                                                  EXHIBIT 23.1.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of netLibrary, Inc. on Form S-1 of our report dated March 16, 2000, except for Note 12, as to which the date is March 29, 2000, on the financial statements of netLibrary, Inc. as of December 31, 1999 and March 31, 1999, and for the nine months ended December 31, 1999 and for the period from June 5, 1998 (date of inception) through March 31, 1999, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP

Denver, Colorado
August 17, 2000